Microchip Atmel

February 10, 2017

Mr. Jeff Hawthorne

Uni-Pixel Displays, Inc.

8708 Technology Forest Place, Suite 100

The Wood lands, TX 77381

RE:	XSense License Agreements

Dear Jeff:

This letter agreement amends and supplements the XSense Intellectual Property License Agreement and XSense Patent License Agreement, dated April 16, 201 5 (collectively, “XSense Licenses”) between Uni-Pixel Displays, Inc. and its Affiliates (collectively, “Licensee” or “Uni-Pixel”), and Atmel Corporation and its Affiliates. The terms of this letter agreement is effective on the date you sign below.

1. Assignment and Notices: The following Atmel Affiliate is hereby added as a Party to the XSense Licenses:

Microchip Technology (Barbados) II Inc., organized under the laws of the Caymen Islands, with a principal place of business at co/Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY l -9005, Cayman Island.

This entity along with Atmel Corporation and its Affiliates are collectively referred to as “Atmel” or “Licensor”. In light of integration activities, the XSense Licenses may be assigned from Atmel Corporation to Microchip Technology Inc. at a later date by providing Uni-Pixel written notice.

Licensor’s contact information in the Notices section of the XSense Licenses is updated as follows:

If to Licensor, to:

Atmel Corporation

c/o Microchip Technology Inc.

2355 W. Chandler Blvd.

Chandler, Arizona, 85224

Attn: Legal Department

Fax: 480-792-4112

2. GIS Sublicense: In addition to the Unipixel license rights described in Section 2. 1 of the XSense Patent License, and subject to the terms and conditions of the XSense Licenses and this letter agreement, Microchip grants Uni-Pixel a non-transferrable, non-assignable, non-exclusive, royalty-bearing sublicense, under the Licensed XSense IP and Licensed XSense Patents, solely to the following company to make, use, offer for sale, sell and import Licensed XSense Products:

General Interface Solution Limited, a Samoa corporation with a principal place of Offshore Chambers, P.O. BOX 217, Apia, Samoa. (http://www.gis-touch.com/html/index.php)

Uni-Pixel’s sublicense agreement with GIS: (a) is subject to Licensor’s review and prior approval; (b) will flow down the confidentiality terms of the XSense Licenses, and recordkeeping and auditing terms of the XSense Patent License; (c) provide for reporting and payment of royalties and/or fees due to Uni-Pixel; and (d) provide that, at Licensor’s discretion: (i) sublicesee’s books and records may be audited by Licensor, and (ii) Licensor will assume the sublicense agreement if either XSense License is terminated, in which case such sublicense will survive and remain in full force and effect under its terms. Uni-Pixel will be responsible for GIS’ compliance with the terms of the sublicense agreement.

3. Royalties from GIS Sales:

a)	Under the XSense Patent License, the Royalty Rate for the GIS sublicense is 5.7%. Uni-Pixel will pay Licensor royalties for the GIS sublicense for each one year Royalty Period based on the Annual Royalty described below. A minimum of 4% of such Annual Royalty will be paid in cash, in which case the remaining 1.7% will be paid to Licensor in Uni-Pixel stock or other consideration as mutually agreed upon by the Parties.

b)	The Annual Royalty is the product of: (i) the Sublicense Price during the applicable one-year Royalty Period, multiplied by (ii) the Royalty Rate of 5.7%.

c)	The maximum amount of cumulative annual royalties payable by Uni-Pixel to Licensor for the GIS sublicense is thirteen million, two hundred and fifty thousand dollars ($13,250,000.00).

d)	For purposes of calculating royalties for the GIS sublicense, the definition of “Sublicense Price” is as follows:

“Sublicense Price” means the Licensed XSense Product manufacturing costs used by Uni-Pixel to calculate the royalty payable under its sublicense agreement with GIS, provided always that the Sublicense Price will reflect an arm’s length transaction between a willing licensor and a willing licensee and be no less than the manufacturing cost incurred by other manufacturers involving the most similar products sold in the same volume in an arms-length transaction, as reasonably determined by Uni-Pixel and auditable by Licensor. GIS’ sales of Licensed XSense Product to Uni-Pixel will not be subject to a royalty under this paragraph 3.

4. Royalties from Unipixel Sales:

a)	As of the effective date of this letter agreement, the Royalty Rate for Uni-Pixel’s license rights under the XSense Patent License increases to 4%.

b)	During the Initial Term, Uni-Pixel will pay Licensor a minimum royalty amount for each one-year Royalty Period equal to the greater of:
(i) The Annual Royalty (described below), or
(ii) Three Million, two hundred and fifty thousand dollars ($3,250,000.00).

c)	During the Renewal Term, Uni-Pixel will pay Licensor royalties for each one year Royalty Period based on the Annual Royalty, as described below.

d)	The Annual Royalty paid by Uni-Pixel to Licensor is the product of: (i) the total Net Sales for Licensed XSense Products sold by Unipixel during the one-year Royalty Period, multiplied by (ii) the applicable Royalty Rate (described in paragraph 4a of this letter agreement).

e)	For purposes of calculating royalties based on Uni-Pixel sales, the definitions of “Net Sales” and “Sales Price” are as follows:

“Net Sales” means the Sales Price, less taxes and actual shipping charges included in those revenues.

“Sales Price” means Uni-Pixel’s gross revenue recognized from the sale, use or other disposition of a Licensed XSense Product by Licensee (including Affiliates). For sales by Uni-Pixel’s Affiliates to final customers, the revenues recognized from sales or dispositions to such final customers will be used. For sales that are not simple arms-length transactions (for example, when the Licensed XSense Product is (i) bartered, given away, leased, used internally, or incorporated into or sold in combination with other products or (ii) combined with other products), the Sales Price will be no less than the amount charged for the most similar products sold in the same volume in arms-length sales.

f)	To be clear, royalties from the GIS sublicense are separate from and do not count toward the minimum annual royalty amount paid for Un i-Pixel’s license during the Initial Term (described in paragraph 4b of this letter agreement), the maximum cumulative annual royalties during the Renewal Period (described in Section 3.4 of the XSense Patent License), nor the calculation of when the Non-Refundable Prepayment has been fully used and credited (described in Section 3.6(b) of the XSense Patent License).

5. General: All capitalized terms not defined in this letter agreement have the meaning assigned to them in the XSense Licenses. Except as expressly stated in this letter agreement, the terms and conditions of such XSense licenses remain in full force and effect. However, if there is a conflict between the terms of this letter agreement and the XSense Licenses, the terms of this letter agreement will govern.

Please indicate Uni-Pixel’s agreement to the terms of this letter agreement below.

Sincerely,

/s/ Steve Sanghi
Steve Sanghi
Atmel Corporation, CEO
Microchip Technology (Barbados) II Inc., President

ACKNOWLEDGED AND AGREED TO BY:

/s/ Jeff Hawthorne
Jeff Hawthorne
Uni-Pixel Displays, Inc., CEO
Date: February 15, 2017